Exhibit 10.1
SHARE EXCHANGE AGREEMENT
AND
PLAN OF REORGANIZATION

This SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of October 15, 2007, by and among Rhino Outdoor International, Inc., a Nevada corporation (“RHINO”); Yama Buggy Sales and Distribution, Inc., a Nevada corporation (“YAMABUGGY”); and Yamabuggy, LLC, a Delaware limited liability company, which is executing this Agreement as Shareholder of Yamabuggy, sometimes collectively referred to as the “Shareholder.”

R E C I T A L S

A.           Yama Buggy and Shareholder have entered into a Sales and Distribution Agreement executed as of October 3, 2007 pursuant to which Yama Buggy has the exclusive right to solicit and obtain orders for the products of Shareholder.

B.           Rhino desires to acquire all of the outstanding shares of capital stock of Yama Buggy in exchange for shares of capital stock of Rhino (“Exchange”).

C.           The Shareholder owns 100% of the issued and outstanding shares of Yama Buggy and desire to exchange those shares for shares of common stock of Rhino.

D.           Rhino, YamaBuggy and the Shareholder desire to make certain representations and warranties and other agreements in connection with the Exchange.

E.           The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”), and to cause the Exchange to qualify as a reorganization under the provisions of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

1.1.             Exchange of Shares/Common Stock Purchase Warrants.

(a)          Concurrently with the execution of this Agreement, the Shareholder is assigning, transferring contributing and delivering to Rhino 100% of the issued and outstanding shares of capital stock of Yama Buggy (“Yama Buggy Shares”).

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Concurrently with the execution of this Agreement, Rhino is issuing to the Shareholder Ten Million (10,000,000) shares of Rhino Common Stock (“Rhino Shares”).

(b)          Upon the consummation of the exchange of shares described in this Section 1.1, the Rhino and Rhino shall execute and file Articles of Exchange with Nevada Secretary of State. It is intended by the parties hereto that the Exchange shall constitute a reorganization within the meaning of Section 368 of the Code.

(c)           In addition to the issuance of the Rhino Shares, Rhino shall issue to Shareholder the Rhino Common Stock Purchase Warrant in the form attached hereto as Exhibit 1.1(c) (“Warrant”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF YAMA BUGGY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition or effect related to the condition, financial or otherwise, properties, assets, including intangible assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any person means any event, change or effect that is materially adverse to the condition, financial or otherwise, properties, assets, liabilities, business, operations or results of operations of such person.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of executive officers and directors.

Except as disclosed in the Disclosure Schedule delivered by Yama Buggy to Rhino prior to the execution and delivery of this Agreement (“Yama Buggy Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Yama Buggy Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Yama Buggy represents and warrants to Rhino as follows:

2.1           Organization, Standing and Power. Yama Buggy is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Yama Buggy has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Yama Buggy.  Yama Buggy has delivered or made available to Rhino a true and correct copy of the Articles of Incorporation (“Articles of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Yama Buggy, as amended to date.

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Yama Buggy is not in violation of any of the provisions of its bylaws or equivalent organization documents.

2.2           Capital Structure. The authorized capital stock of Yama Buggy consists of 1,000,000 shares of common stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of Yama Buggy Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Yama Buggy or any agreement to which Yama Buggy is a party or by which it is bound. Except as described above, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Yama Buggy is a party or by which it is bound obligating Yama Buggy to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Yama Buggy or obligating Yama Buggy to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Yama Buggy capital stock  (i) between or among Yama Buggy and any of Shareholder and (ii) to the best  knowledge of Yama Buggy between or among any of the Shareholder. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Yama Buggy..

2.3           Authority. Yama Buggy has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the execution and delivery of this Agreement by each of the Shareholder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Yama Buggy. This Agreement has been duly executed and delivered by Yama Buggy and constitutes the valid and binding obligation of Yama Buggy enforceable against Yama Buggy in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Yama Buggy does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, with or without notice or lapse of time, or both, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Yama Buggy, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Yama Buggy or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Yama Buggy.

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No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Yama Buggy in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Exchange as provided in Section 1.1 of this Agreement; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Yama Buggy and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.4           Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Yama Buggy, threatened against Yama Buggy or any of its properties or any of its officers or directors, in their capacities as such, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Yama Buggy. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Yama Buggy or any of its assets or business, or, to the knowledge of Yama Buggy, any of its directors or officers, in their capacities as such, that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Yama Buggy.

2.5           Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Yama Buggy to which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Yama Buggy, any acquisition of property by Yama Buggy or the conduct of business by Yama Buggy.

2.6           Governmental Authorization. To the knowledge of Yama Buggy, it has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Yama Buggy currently operates or holds any interest in any of its properties or (ii) that is required for the operation of its business or the holding of any such interest, (“Yama Buggy Authorizations”), and all of such Yama Buggy Authorizations are in full force and effect, except where the failure to obtain or have any of such Yama Buggy Authorizations or where the failure of such Yama Buggy Authorizations to be in full force and effect could not reasonably be expected to have a Material Adverse Effect on Yama Buggy.

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2.7           Title to Property.  Yama Buggy has good and valid title to all of its properties, interests in properties and assets, real and personal, except  leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Yama Buggy. To the knowledge of Yama Buggy, the plants, property and equipment of Yama Buggy that are used in the operations of its business are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect.

2.8           Compliance With Laws. To its knowledge, Yama Buggy has complied with, is not in violation of, and Yama Buggy has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Yama Buggy.

2.9           Minute Books. The minute books of Yama Buggy have been made available to Rhino contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Yama Buggy from the date if inception through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.10           Brokers’ and Finders’ Fees. Yama Buggy has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.11           Information. The information concerning Yama Buggy set forth in Section 2 of this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RHINO

Except as disclosed in the Disclosure Schedule delivered by Rhino to Yama Buggy and Shareholder prior to the execution and delivery of this Agreement (“Rhino Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Rhino Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Rhino represents and warrants to Yama Buggy as follows:

3.1           Organization, Standing and Power. Rhino is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Rhino has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Rhino. Rhino has delivered or made available to Rhino a true and correct copy of the Certificate of Incorporation, and the Bylaws, or other charter documents, as applicable, of Rhino, each as amended to date. Rhino is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Rhino does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Rhino has no committees of its Board of Directors, charters, codes of conduct or ethics, or similar policies.

3.2           Capital Structure. The authorized capital stock of Rhino consists of 500,000,000 shares of Rhino Common Stock, and 5,000,000 shares of preferred stock, $0.001 par value (“Rhino Preferred”). There are issued and outstanding, as of the date hereof, 86,455,000 shares of Rhino Series A Common Stock, no shares of Rhino Series B Common Stock, 950,000 shares of Series A Rhino Preferred, 1,000,000 shares of Series B Rhino Preferred and 2,650,000 shares of Series C Rhino Preferred. The shares of Rhino Stock to be issued pursuant to the provisions of this Agreement will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances, and will be issued in full compliance with all applicable federal and state securities laws. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of Rhino Common Stock and Rhino Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Rhino or any agreement to which Rhino is a party or by which it is bound.

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Further, all outstanding shares of Rhino Common Stock and Rhino Preferred Stock have been issued in full compliance with all applicable federal and state securities laws.  There are no options, warrants, calls, rights, commitments or agreements of any character to which Rhino is a party or by which it is bound obligating Rhino to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Rhino or obligating Rhino to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Rhino’ capital stock (i) between or among Rhino and any of its Shareholder and (ii) to the best of Rhino’ knowledge, between or among any of Rhino’ Shareholder. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Rhino.

3.3           Authority. Rhino has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rhino. This Agreement has been duly executed and delivered by Rhino and constitutes the valid and binding obligations of Rhino enforceable against Rhino in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, with or without notice or lapse of time, or both, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Rhino, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rhino or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Rhino. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Rhino or any of its subsidiaries in connection with the execution and delivery of this Agreement by Rhino or the consummation by Rhino of the transactions contemplated hereby, except for (i) the filing with the SEC of Form D; (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) any filings required with the National Quotation Bureau Incorporated with respect to the shares of Rhino Common Stock issuable upon exchange of Rhino Common Stock in the Merger; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Rhino and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

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3.4           Absence of Certain Changes. Rhino has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Rhino’ knowledge any event beyond Rhino’ control that is reasonably likely to result in, a Material Adverse Effect to Rhino; (ii) any acquisition, sale or transfer of any material asset of Rhino or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices, including any change in depreciation or amortization policies or rates, by Rhino or any revaluation by Rhino of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Rhino, or any direct or indirect redemption, purchase or other acquisition by Rhino of any of its shares of capital stock; (v) any material contract entered into by Rhino or any of its subsidiaries, other than in the ordinary course of business and as provided to Rhino, or any amendment or termination of, or default under, any material contract to which Rhino or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Rhino’ Articles of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Rhino to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Rhino’ past practices. Rhino has not agreed since December 31, 2005 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (I) through (vii), other than negotiations with Rhino and its representatives regarding the transactions contemplated by this Agreement.

3.5           Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Rhino, threatened against Rhino or any of its properties or any of its officers or directors, in their capacities as such, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Rhino. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Rhino or any of its assets or business, or, to the knowledge of Rhino, any of its directors or officers, in their capacities as such, that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Rhino.

3.6           Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Rhino or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Rhino, any acquisition of property by Rhino or the conduct of business by Rhino.

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3.7           Governmental Authorization. Rhino has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Rhino currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Rhino’ business or the holding of any such interest ((i) and (ii) herein collectively referred to as “Rhino Authorizations”), and all of such Rhino Authorizations are in full force and effect, except where the failure to obtain or have any of such Rhino Authorizations or where the failure of such Rhino Authorizations to be in full force and effect could not reasonably be expected to have a Material Adverse Effect on Rhino.

3.8           Title to Property. Rhino has good and valid title to all of its properties, interests in properties and assets, real and personal, except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business, or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Rhino. The plants, property and equipment of Rhino that are used in the operations of its business are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Rhino to the extent generally accepted accounting principles require the same to be reflected.

3.9           Taxes. Rhino has filed and provided to Rhino copies of all tax returns required to be filed by it from inception to the date hereof. All such returns and reports are accurate and correct in all material respects.  Rhino has no material liabilities with respect to the payment of any federal, state, county, local or other taxes, including any deficiencies, interest, or penalties, accrued for or applicable to the period ended on the Rhino Balance Sheet Date. To the best knowledge of Rhino, none of its tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. Rhino has not made any election pursuant to the provisions of any applicable tax laws, other than elections that relate solely to methods of accounting, depreciation, or amortization, that would have a material adverse affect on Rhino, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Rhino.

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3.10           Compliance With Laws. Rhino has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Rhino.

3.11           Financial Statements. The Rhino Financial Statements filed with the Securities & Exchange Commission each fairly presents in all material respects the financial position of Rhino at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

3.12           Brokers’ and Finders’ Fees. Rhino has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.13           Lack of Rhino Profitability.  Yama Buggy acknowledges that Rhino has not been profitable since its inception and that Rhino will, for the foreseeable future, continue to need funding to operate.

3.14           Information. The information concerning Rhino set forth in Section 3 of this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Rhino that:

4.1           Title and Authority. Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and deliver to Rhino the Shares being transferred to Rhino by  Shareholder hereunder and upon consummation of the Exchange Rhino will acquire from  Shareholder good and marketable title to the Shares being transferred to Rhino by Shareholder, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, option and adverse claims or rights whatsoever.

4.2           No Legal Bar.  Shareholder is not a party to, subject to or bound by any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by  Shareholder to Rhino or the transfer, conveyance and delivery of the Shares being transferred by  Shareholder to Rhino pursuant to the terms hereof.

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4.3           Restrictions on Rhino Shares.  Shareholder acknowledges that, except as otherwise provided in this Agreement the Rhino Shares will be not be registered under the Securities Act of 1933 or any state securities law and are characterized as “restricted securities” under the Securities Act of 1933. Therefore, the transferability of the Rhino Shares will be restricted. Certificates evidencing the Rhino Shares will include a legend reading substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“ACT”) OR ANY STATE SECURITIES LAW. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD,TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE, OFFER,TRANSFER, PLEDGE OR HYPOTHECATION.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Public Disclosure. Unless otherwise permitted by this Agreement, Rhino and Yama Buggy shall consult with each other before issuing any press release or otherwise making any public statement or making any other public, or non-confidential, disclosure, whether or not in response to an inquiry, regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, which approval shall not be unreasonably withheld, except as may be required by law or by obligations pursuant to the Securities Act of 1933 and rules and regulations promulgated by the Securities and Exchange Commission thereunder, any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.2           Blue Sky Laws. Rhino shall use its reasonable efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Rhino Common Stock in connection with the Exchange. The Shareholder shall use their reasonable best efforts to assist Rhino as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Rhino Common Stock in connection with the Exchange.

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5.3           Tax Treatment. For U.S. federal income tax purposes, it is intended that the Exchange qualify as a reorganization within the meaning of the Code, and the parties hereto intend that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Rhino will report the Exchange on its income tax returns in a manner consistent with treatment of the Exchange as a Code Section 368(b) reorganization. Neither Rhino, Rhino nor any of their respective affiliates has taken any action, nor will they take any action, that could reasonably be expected to prevent or impede the Exchange from qualifying as a reorganization under Section 368 of the Code.

5.4           Repurchase of Yamabuyggy Shares.  In the event that Shareholder undertakes a public offering of its common stock to the public and as a consequence of such offering becomes publicly-held, Shareholder shall have the right to repurchase the Yama Buggy Shares from Rhino for a purchase price, at the sole option and discretion of Rhino,  of the greater of (a) $1,000,000. 00 in cash; (b) ten percent (10%) of the then issued and outstanding common stock of Shareholder at the time of repurchase; or (c) $100,000.00 in cash plus the market value of the Rhino Shares based on the 30-day trailing average closing bid price of the Rhino Shares as quoted on the OTC BB.

ARTICLE VI
CLOSING DELIVERIES

9.1           By Rhino. Concurrently with the execution of this Agreement, Rhino is delivering to the Shareholder:

(a)           Stock certificates representing eh Rhino Shares in the name of the Shareholder.

(b)           The Warrant.

(c)           Copies of resolutions of the board of directors of Rhino authorizing the execution and performance of this Agreement, certified by the secretary or an assistant secretary of Rhino as of the date hereof.

9.2           By Yama Buggy and Shareholder. Concurrently with the execution of this Agreement, Yama Buggy and the Shareholder are delivering to Rhino:

(a)           Stock certificates, duly endorsed in blank, representing all of the Yama Buggy Shares.

(b)           A certificate of good standing from the secretary of state of Nevada, issued as of a date within 60 days prior to the date hereof certifying that Yama Buggy is in good standing as a corporation in the state of Nevada.

(c)           Copies of resolutions of the board of directors authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Rhino as of the date hereof.

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ARTICLE X
GENERAL PROVISIONS

10.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address, or at such other address for a party as shall be specified by like notice:

(a)           if to Rhino to:

Howard A. Pearl, President/CEO
Rhino Outdoor International, Inc.
1191 Center Point Drive
Henderson, Nevada  89074
Fax:  (702) 558-8266

(b)           if to Yama Buggy or the Shareholder, to:

Greg Alexander
374 Encinitas Blvd
Encinitas, CA 92024
Fax: (760) 623-7232

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10.2           Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto,(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

10.3           Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.4           Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.5           Arbitration Required/Mediation First Option.  Any dispute or claim that arises out of or that relates to this Agreement, or to the interpretation or breach thereof, or to the existence, scope, or validity of this Agreement or the arbitration agreement, shall be resolved by arbitration in accordance with the then effective arbitration rules of American Arbitration Association. Judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.  The parties acknowledge that mediation usually helps parties to settle their dispute.  Therefore, any party may propose mediation whenever appropriate through the organization named above or any other mediation process or mediator as the parties may agree upon.

10.6           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Nevada in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

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10.7           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8           Attorneys Fees.  In the event any legal action is filed by any party or parties to this Agreement relating in any way to this Agreement, the losing party or parties in such action shall reimburse the prevailing party or parties for all attorneys fees and costs of litigation.

10.9           Waiver.  The failure of any party to enforce, in one or more instances, any of the terms or conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition unless the waiver is made in writing.

10.10         Amendments.  No amendment, modification or supplement to this Agreement shall be binding on any of the parties unless it is in writing and duly signed by the parties in interest at the time of the modification.

10.11         Advise of Counsel.  This Agreement was prepare on behalf of Rhino by the Law Office of Robert C. Laskowski. Yama Buggy and Shareholder have been advised to obtain their own respective legal counsel in connection with this Agreement and Rhino has been advised that neither Yama Buggy nor Shareholder has consulted with legal counsel.

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10.12         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall not be effective until the execution and delivery between each of the parties of at least one set of counterparts.  The parties authorize each other to detach and combine original signature pages and consolidate them into a single identical original.

IN WITNESS WHEREOF, Rhino, Yama Buggy and the Shareholder have caused this Share Exchange and Reorganization Agreement to be executed and delivered by their respective officers authorized, all as of the date first written above.

RHINO OUTDOOR INTERNATIONAL, INC.

By: /s/ HOWARD PEARL
     Howard Pearl, President and Chief Executive Officer

YAMA BUGGY SALES AND DISTRIBUTION , INC.

By: /s/ JOHN WONG
     John Wong, President

SHAREHOLDER

YAMA BUGGY, LLC

By: /s/ GREG ALEXANDER
       Greg Alexander, President

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